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                                                                   EXHIBIT 23(b)

    We consent to the reference to our firm under the caption 'Experts' in the Registration Statement on Form S-3 and related Prospectus of American Express Credit Corporation (the 'Company') for the registration of $18,170,000,000 of Debt Securities and Warrants to Purchase Debt Securities and to the incorporation by reference therein of our report dated January 28, 2002, with respect to the consolidated financial statements and schedules of the Company included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

New York, New York
January 6, 2003